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Exhibit 10.28

SUMMARY OF DIRECTOR COMPENSATION

        We pay our non-employee directors, who consist of all our directors other than our chief executive officer, an annual fee of $75,000 for their services as directors. We pay an annual fee of $25,000 to the chair of our audit committee, $20,000 to the chair of our compensation committee, $10,000 to the chairs of our executive committee and our nominating and corporate governance committee, and $5,000 to each non-employee director who serves as a member, but not the chair, of any committee for service on each committee above one. Our non-employee chairman also receives an annual fee of $150,000, as well as office space, support services and healthcare benefits, for his services as chairman of our board of directors. Each independent director serving on a committee also receives an additional amount equal to $1,500 for each committee meeting attended by such director after the eighth meeting of such committee in a calendar year. Directors who are employees do not receive separate fees for their services as directors. All of the payments described in this paragraph are made in cash.

        Under the terms of our 2006 equity incentive plan, each director who is not employed by, and does not provide independent contractor services as a consultant or advisor to, us or our subsidiaries receives automatic restricted stock awards. We refer to these directors as our "outside directors." Currently, our outside directors are Dr. Rowland Moriarty, Prof. Robert Holthausen, Messrs. William Concannon, Thomas Avery and Robert Whitman and Mme. Nancy Hawthorne. Each outside director who is reelected as one of our directors at, or whose term continues after, our annual meeting of shareholders will, on the date of the meeting, receive a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000, based on the closing price of our common stock as of that date. Each person who is first elected an outside director at our annual meeting of shareholders will receive, on the date of his or her election, a restricted stock award, vesting in four equal annual installments beginning on the first anniversary of the date of grant, valued at $75,000, based on the closing price of our common stock as of that date.

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  Exhibit 10.28
SUMMARY OF DIRECTOR COMPENSATION